UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 6, 2014

NETLIST, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33170 (Commission File Number)	95-4812784 (IRS Employer Identification Number)

175 Technology Drive, Suite 150

Irvine, California 92618
(Address of Principal Executive Offices)

(949) 435-0025

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 -  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangement of Certain Officers.

(a)                             On October 6, 2014, Alan Portnoy resigned as a member of the Board of Directors of Netlist, Inc. (the “Company”).  Mr. Portnoy was serving as the chairman of the Nominating and Corporate Governance Committee of the Board of Directors prior to his resignation.  The Company believes that Mr. Portnoy’s resignation was due at least in part to his disagreement with the Company’s strategic and financing plans.  The Company provided a copy of this Current Report on Form 8-K to Mr. Portnoy in advance of the filing date.  As of the date of this report, the Company has not received any written correspondence from Mr. Portnoy describing any disagreement he has with the Company’s operations, policies or practices.

On October 8, 2014, Claude Leglise resigned as a member of the Board of Directors of the Company.  Mr. Leglise was serving as a member of the Audit and Nominating and Corporate Governance Committees of the Board of Directors prior to his resignation.  The Company believes that Mr. Leglise’s resignation was due at least in part to his disagreement with the Company’s strategic and financing plans.  The Company provided a copy of this Current Report on Form 8-K to Mr. Leglise in advance of the filing date. The correspondence delivered to the Company by Mr. Leglise in connection with his resignation is filed as exhibit 17.1 to this Report.  As of the date of this report, the Company has not received any other written correspondence from Mr. Leglise describing any disagreement he has with the Company’s operations, policies or practices.

The Board expressed its thanks to Mr. Portnoy and Mr. Leglise for their years of service on the Board.

The Company expects that Blake Welcher, a current member of the Board, will be appointed to serve as a member of the Audit Committee of the Board as soon as practicable to replace Mr. Leglise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

17.1	Correspondence on Departure of Director

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETLIST, INC.

Date: October 10, 2014	By:	/s/ Gail M. Sasaki
Gail M. Sasaki
Vice President, Chief Financial Officer and Secretary